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GUESS?, INC.
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Guess?, Inc. Mails Letter to Shareholders

Underscores Success of Transformation Strategy in Delivering Meaningful Results and Generating Shareholder Value

Urges Shareholders to Vote “FOR ALL” of Guess’ Highly Qualified Director Nominees on the WHITE Proxy Card

LOS ANGELES, April 13, 2022 – Guess?, Inc. (NYSE: GES) (“Guess” or the “Company”) today announced that it has mailed a letter to its shareholders in connection with its upcoming Annual Meeting of Shareholders scheduled to be held on April 22, 2022. Shareholders of record as of March 23, 2022 will be entitled to vote at the meeting.

Highlights of the letter issued today include:

•Guess is successfully executing a transformation strategy that is delivering meaningful results and driving long-term growth and value creation:
◦Guess is executing on a clear strategic plan to elevate the Guess and Marciano brands, redefine the Company’s global e-commerce strategy, optimize our store footprint, enhance our supply chain, and drive efficiencies across the business.
◦The Board and management team are driving significant progress across these business imperatives including making significant improvements in the quality and sustainability of our product, completing the rollout of our faster and more user-friendly e-commerce platform, eliminating unproductive stores, and concentrating our retail operations in stores with the highest growth potential, among other actions.

•The strategic actions taken by the Guess Board and management team are delivering improved operational and financial results, and enabling the Company to return meaningful value to shareholders:
◦Guess recently reported fourth quarter fiscal 2022 financial results which were the Company’s best full year operating profit and operating margin results of the last decade – achieving fiscal year 2022 revenue of $2.59 billion, an increase of ~38% from 2021.
◦In the last three years alone, the Company has repurchased $378 million of stock, or approximately 28% of outstanding shares, and last year the Board approved a 100% increase in the Company’s quarterly dividend from $0.1125 to $0.225.
◦The Company also recently entered into an accelerated share repurchase agreement to repurchase $175 million of common stock, demonstrating the Board’s confidence in the Company’s future prospects and strong alignment with shareholders.

•The Guess Board of Directors is singularly focused on enhancing the value of your investment in Guess:
◦The Board is open-minded to constructive input that would advance our goal of delivering value to shareholders, and has a long track record of proactively seeking input from shareholders and acting on that feedback.
◦The Board has been open and transparent regarding key issues related to Paul Marciano and the actions it has taken, including conducting a thorough and independent investigation in 2018, and the ongoing investigation of other items in response to demands from Legion Partners.
•Legion Partners is running a value destructive campaign at the expense of Guess shareholders
◦Legion Partners has failed to present any new ideas with regard to the Company’s strategy or operations that will advance our core objective of driving value for Guess shareholders.
◦The Board and management team believe the foundation of Legion’s withhold campaign is based on information from the media and from misinformed and uncorroborated sources.
◦Legion’s one suggestion — removing two individuals who have been critical to the Company’s success — could be detrimental to Guess and its ongoing transformation.
◦The Board has attempted to engage constructively with Legion for the good of all Guess shareholders by putting forward reasonable, meaningful suggestions that were immediately and summarily rejected by Legion.

We recommend that shareholders vote the WHITE proxy card “FOR ALL” of Guess’ highly qualified director nominees: Anthony Chidoni, Cynthia Livingston, Maurice Marciano and Paul Marciano.

The full text of the letter being mailed to shareholders follows:

Dear Fellow Guess Shareholder,

Thank you for your investment and continued interest in Guess. With a clearly defined transformation plan, experienced leadership and a core focus on profitable growth, Guess today is the strongest and most well-positioned it has been in recent history.

The evidence that our transformation strategy is working is clear and compelling, demonstrated most recently by our fiscal 2022 performance, where we recorded revenue of $2.59 billion, and our best full year operating profit and operating margin results of the last decade. We are laser focused on advancing this momentum, and we are confident in our ability to continue driving even greater value for shareholders in the years to come.

On April 22, Guess will hold its Annual Meeting of Shareholders. In light of a value destructive campaign by one of our new shareholders, your vote this year is particularly important. To ensure there is no interruption to the continued successful execution of our transformation strategy, we encourage you to read this letter carefully and to vote as soon as possible "FOR ALL" of Guess’ four highly qualified director nominees: Anthony Chidoni, Cynthia Livingston, Maurice Marciano and Paul Marciano. You can vote online, by telephone or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Guess Is Successfully Executing a Transformation Strategy that Is Delivering Meaningful Results and Driving Long-Term Growth and Value Creation

Since 2019, under the close supervision of the Board, and under the leadership of Chief Executive Officer Carlos Alberini and Co-Founder and Chief Creative Officer Paul Marciano, Guess has been executing on a clear strategic plan to elevate the Guess and Marciano brands, redefine the Company’s global e-commerce strategy, optimize our store footprint, enhance our supply chain, and drive efficiencies across the business.

Throughout fiscal year 2022, your Board and management team drove significant progress on each business imperative, including:

•Elevating the Guess and Marciano brands: Driven by the partnership between Chief Executive Officer Carlos Alberini, Chief Creative Officer Paul Marciano and the Guess leadership team and Board, we have made significant improvements in the quality and sustainability of our product, upgrading our marketing and visual merchandising, optimizing full-price selling and enriching the customer experience. In 2021, for the first time in the Company’s history, we completed the launch of a global product line for all product categories, which has allowed us not only to maintain consistency of our product worldwide but also to streamline our vendor base. As a result, we were able to eliminate overhead, increase SKU productivity, and reduce cost through higher volume buys – all of which are contributing to significantly higher margins. And the consistency of our assortments and brand images globally, the quality of our products and the perceived value of our offerings are all contributing to a meaningful increase in revenues.

•Advancing our global e-commerce strategy: In 2020, we completed the rollout of our faster and more user-friendly e-commerce platform, which helped us to deliver 15% growth in e-commerce sales in Europe and North America this past fiscal year. In late 2021, we launched our CRM platform in Europe, providing us a 360-degree view of our customers and enabling us to improve and personalize our communication, marketing and promotional strategies. We are now leveraging AI tools to optimize communication using various levels of customer data to further expand these goals.

•Optimizing our store footprint: We have taken actions to optimize our portfolio, including eliminating unproductive stores, concentrating our retail operations in stores with the highest growth potential, and rolling out a remodel program that is aligning our store image with our elevated branding at over 600 locations worldwide. We renegotiated nearly 500 leases with meaningfully improved terms. And, in the last year, we opened a significant number of new stores, while also embracing opportunities for specialty stores that are resonating with our customers along with shorter-term, pop-up stores that allow us to test new markets.

•Enhancing our supply chain: We have improved efficiencies across the supply chain over the last several years by streamlining our vendor base from over 500 suppliers three years ago to approximately 100 today and by strategically moving our supply sourcing to lower cost regions. We are simultaneously elevating the quality and sustainability of our product and enhancing margins through supply chain efficiency improvements. We have also been successfully navigating the current challenging global supply chain environment and we are confident that we are taking the right steps to support our business through 2022 and beyond.

Importantly, the strategic actions taken by your Board and management team are delivering improved results, sustaining a strong balance sheet and a solid cash flow generation to propel our growth:
◦Our total fiscal year 2022 revenue increased 38% from 2021, to $2.59 billion.
◦We anticipate fiscal year 2023 revenue to reach $2.7 billion, continuing the momentum of our growth.
◦For fiscal year 2022, we doubled pre-pandemic operating margin and profit, reaching an 11.8% adjusted operating margin and exceeding $305 million in operating profit.
◦We closed the year with a strong balance sheet with $416 million in cash at the end of fiscal 2022.

◦We ended fiscal year 2022 with a 26% return on invested capital1 the highest rate the Company has seen in the past decade.

As our results improve, our commitment to returning value to shareholders has only grown:
•In the last three years alone, we have repurchased $378 million of our stock, or approximately 28% of outstanding shares, and last year the Board approved a 100% increase in the Company’s quarterly dividend from $0.1125 to $0.225.
•Following last year’s significant expansion of the Company’s share repurchase program to $200 million, our Board also recently approved an increase to our repurchase authorization to $300 million.
•In March 2022, we entered into an accelerated share repurchase agreement (“ASR”) to repurchase $175 million of our common stock, demonstrating our confidence in the Company’s future prospects and our strong alignment with our shareholders.

Your Board of Directors is singularly focused on enhancing the value of your investment in Guess. Our transformation strategy is producing outstanding results and building momentum. It is imperative that this progress not be jeopardized, for the good of the Company and all of its stakeholders. A vote “FOR ALL” of the Board’s four nominees – who are deeply familiar with and already overseeing the successful execution of our strategy – is the best way to secure Guess’ bright future.

Your Board is Highly Qualified, Highly-Engaged, and Committed to Serving the Best Interests of All Shareholders

As of the 2022 Annual Meeting, the Guess Board will comprise seven highly engaged and qualified directors, four of whom are independent, and all of whom collectively bring significant industry expertise, experience across the global consumer market and a track record of leading successful financial operations. The oversight of this Board has been and continues to be critical to the successful implementation of our transformation strategy and the dramatic improvement in the Company’s financial results.

While we are confident in our strategy, we are nevertheless open-minded to all ideas and constructive input that could advance our goals and deliver value for our shareholders. In fact, we have a long track record of not only proactively seeking input from our shareholders, but also acting on that feedback. As a direct result of regular meetings with our 10 largest shareholders, since 2014, Guess has implemented a number of changes requested by our shareholders, including eliminating the staggered Board, increasing the Board’s gender diversity, adopting a director resignation policy, publishing a robust bi-annual sustainability report, conducting annual Say-On-Pay votes, removing discretion from cash and equity awards, and shifting compensation metrics to better align with the interests of our shareholders.

Critically, your Board has been open and transparent regarding key issues related to Paul Marciano and the actions it has taken. In 2018, the Board established a Special Committee, comprised of independent directors and advised by independent legal counsel, to conduct a comprehensive investigation of allegations regarding Paul Marciano. As part of the investigation, independent counsel conducted more than 40 personal interviews and reviewed over 1.5 million pages of documents.

1 Please refer to the appendix to the Investor Presentation for a full GAAP to non-GAAP reconciliation of this measure, available on the Annual Meeting Materials section on the investor relations section of the Company’s website.

The Board believes in the integrity of the Special Committee’s investigation and the conclusions it reached in 2018. Further, the independent members of the Board’s 2018 Special Committee continue to serve on the Guess Board and were fully briefed on the new allegations against Paul Marciano that came to light after the Special Committee’s investigation in 2018. In addition, Legion Partners’ demands are currently being investigated by a newly formed committee of independent directors with the assistance of independent legal counsel.

Co-founders Paul and Maurice Marciano Bring Invaluable Expertise and Vision to Guess and are Important to the Continued Success of the Business

Paul and Maurice Marciano, together with their other brothers, founded Guess in 1981, and since that time grew the Company from a denim retailer to a publicly listed, global multichannel lifestyle brand with a full range of denim, apparel and accessories offered in over 100 countries globally. Paul and Maurice Marciano have built an incredible culture of entrepreneurship, commitment, hard work and long tenures across functions, cultures and countries. In addition, their significant stock ownership has provided strong alignment with all shareholders since Guess became a public company in 1996 and has ensured a consistent focus on long-term decision making and value creation.

In particular, as a director and our Chief Creative Officer, Paul Marciano is a key contributor to Guess and critical to our transformation journey. He has overseen our brand elevation strategy and has led the launch of a global product line for all categories, which is driving the consistency of our products worldwide and operational efficiencies across the business. His additional responsibilities as our Chief Creative Officer include the oversight of licensing partnerships, advertising and marketing, and product design. Paul Marciano’s skillset is highly complementary with CEO Carlos Alberini’s, and his expertise and leadership are directly contributing to Guess’ strong current position in the market.

Legion Partners is Pursuing a Campaign that Could Jeopardize the Company’s Transformation and Growth

The Guess Board has always made, and will continue to make, decisions that are based on facts and that it believes are in the best interests of the Company and all shareholders. In stark contrast, Legion Partners is pursuing a campaign, predicated on limited information, and at the expense of all other Guess shareholders.

Notably, Legion Partners has failed to present any new ideas with regard to the Company’s strategy or operations that will advance our core objective of driving value for Guess shareholders. In fact, in both Legion Partners’ public correspondence and private dialogue with us, Legion Partners has recognized that we have made substantial progress in our turnaround.

Nevertheless, Legion Partners has persevered with its value destructive campaign, creating a distraction to senior executives at a critical time in our transformation. Critically, we believe that Legion Partners’ one suggestion — removing two individuals who have been critical to our success — could be detrimental to the Company.

Legion Partners’ withhold campaign should be ignored by Guess shareholders for multiple reasons:

1.Legion’s actions are based on inaccurate information. We believe the foundation of Legion’s withhold campaign is based on information from the media and from misinformed and uncorroborated sources. The Board’s decisions to continue to employ Paul Marciano and re-nominate him as a director were informed by the findings of the 2018 Special Committee investigation which was more comprehensive, conclusive and accurate than anything reported in the media or elsewhere. Guess has addressed these issues on multiple occasions and will continue to discuss them as appropriate with Guess shareholders going forward.

2.Legion’s one suggestion — removing the Marcianos from Guess — could be detrimental to Guess and its ongoing transformation. Paul Marciano is an integral part of our organization and, as Chief Creative Officer, his work is directly tied to our recent successes. He is spearheading the elevation of the Guess and Marciano brands, and leading critical customer-centric initiatives. Paul Marciano’s vision for the Company is important and his contributions remain critical to the execution of our strategy. Similarly, as a founder and creator of Guess, and a dedicated long-time executive and director of the Company, Maurice Marciano is a highly valuable member of your Board. His deep understanding of the brand and business, and his significant ownership stake, make him a trusted advisor and an invaluable contributor to Guess’ strategic transformation. Notably, Maurice Marciano has recused himself from Board decisions regarding the allegations against his brother.

3.Your Board has sought to engage constructively with Legion for the good of all Guess shareholders. The Board has attempted to reach a mutually agreeable path forward with Legion. With respect to Legion’s core demands, Guess discussed a number of potential solutions with them that were immediately and summarily rejected by Legion.

While Legion Partners is entitled to their own opinions and views, they are not entitled to create their own false narrative for the benefit of their campaign. We believe the best way to protect the value of your investment in Guess is to disregard Legion’s campaign.

Support the Board that is Overseeing the Right Strategy and is Aligned with Your Interests. Vote “FOR ALL” of Guess’ Highly Qualified Director Nominees on the WHITE Proxy Card TODAY.

The answer is clear – a vote for Guess’ director nominees is a vote to protect and enhance the value of your investment. This is a critical time for Guess, and your Board and management team are laser-focused on executing our transformation strategy that is generating outstanding results. We are confident the path to the greatest value opportunity for shareholders is through the continued execution of the Company’s transformation and through re-electing all four of your Board’s director nominees: Anthony Chidoni, Cynthia Livingston, Maurice Marciano and Paul Marciano.

We urge shareholders to vote “FOR ALL” of the Company’s director nominees using the WHITE proxy card today. Please follow the easy instructions to submit your proxy by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

We thank you for your continued support.

If you have any questions, or need assistance in voting
your shares on the WHITE proxy card,
please call our proxy solicitor:

INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free at (877) 750-0625
Banks and Brokers Call Collect (212) 750-5833

About Guess Family
For more information about the respect and appreciation Guess models, photographers and employees have for the Company, please visit www.guessfam.com.

About Guess?, Inc.
Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 29, 2022, the Company directly operated 1,068 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 563 additional retail stores worldwide. As of January 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

The business strategies and statements concerning the Company’s future outlook, business plans and strategic initiatives, discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “continue,” “anticipate,” “look,” “path” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors that may cause actual results in future periods to differ materially from current expectations, which are identified in the Company’s most recent Annual Report on Form 10-K for the year ended January 29, 2022, which was filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2022, and other filings with the SEC, including but not limited to, the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, the current Russia-Ukraine war and recent sanctions and exports controls targeting Russia, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Disclaimer

The views and opinions expressed in this press release are those of management of Guess. This press release does not reflect the views and opinions of the Demand Review Committee of the Board of Directors of Guess (or its members) (the “DRC”), which is conducting an independent review of the demands and allegations (the “Demands”) by Legion Partners Asset Management, LLC addressed in this press release. The DRC members take no position with respect to the Demands at this time, did not review or approve the contents of this press release and are not participating in the solicitation efforts of the Company in connection with the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

Important Additional Information

The Company and certain of its directors and executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2022 Annual Meeting. The Company filed its definitive proxy statement and the WHITE proxy card with the SEC on April 6, 2022 in connection with the solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities will be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.guess.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended January 29, 2022, filed on March 24, 2022. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.guess.com.

Contacts
Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578